As filed with the Securities and Exchange Commission on July 12, 2005.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
and
POST-EFFECTIVE AMENDMENT

UNDER
THE SECURITIES ACT OF 1933

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CURTISS-WRIGHT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-0612970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4 Becker Farm Road
Roseland, New Jersey 07068
 (Address of Principal Executive Offices)

CURTISS-WRIGHT CORPORATION
2005 OMNIBUS LONG-TERM INCENTIVE PLAN
 (Full title of the plan)

Martin R. Benante
Chairman and
Chief Executive Officer
Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 07068
(Name and address of agent for service)

(973) 597-4700
(Telephone number, including area code, of agent for service)

Copy to:
Paul J. Ferdenzi, Esq.
Assistant Secretary and Associate General Counsel
Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 07068

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (a)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $1.00 per share	2,500,000 shares (b)	$54.18 (c)	$135,450,000 (c)	$15,942.47 (d)
Preferred Stock Purchase Rights	2,500,000 rights	— (e)	— (e)	None

(a)	This Registration Statement, pursuant to Rule 416 under the Securities Act of 1933, covers an indeterminate number of additional shares of Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction.

(b)	Shares to be offered and sold under the Curtiss-Wright Corporation 2005 Omnibus Long-Term Incentive Plan (the “2005 Plan”) consist of (i) 2,385,000 shares not previously registered and (ii) 115,000 shares previously registered for issuance under the Curtiss-Wright Corporation 1995 Long-Term Incentive Plan (the “1995 Plan”) filed on December 15, 1995 (Registration No. 33-65073). Shares may no longer be issued under the 1995 Plan and may only be offered and sold under the 2005 Plan.

(c)	Calculated pursuant to Rule 457(c) and (h) upon the basis of the average of the high and low prices ($54.70 and $53.65) of a share of the Common Stock as reported for New York Stock Exchange Composite transactions on July 6, 2005.

(d)	The Registrant previously paid a registration fee of $8,297 to register 500,000 shares of Common Stock for issuance under the 1995 Plan, which shares have been the subject of two 2 for 1 stock splits since the filing of the associated Form S-8 registration statement. Effective May 19, 2005, the Registrant terminated the 1995 Plan with respect to new awards, though it remains in effect with respect to awards granted prior to termination. As of the termination date, 115,000 shares registered under the registration statement for the 1995 Plan had not been sold, were not subject to outstanding awards, and are therefore removed from registration. Pursuant to Rule 457(p) under the Securities Act, the aggregate total registration fee of $15,942.47 is offset by the registration fees previously paid by the Registrant with respect to such unsold shares (in the amount of $477).

(e)	Included in the offering price of the Common Stock being registered hereby. Until the Distribution Date, as defined in the Rights Agreement providing for the Preferred Stock Purchase Rights, such Rights will be transferable only with the Common Stock and will be evidenced by the certificates evidencing the Common Stock.

         This Registration Statement shall become effective immediately upon filing as provided in Rule 462(a) under the Securities Act of 1933.

EXPLANATORY NOTE

                This registration statement on Form S-8 (the “Registration Statement”) relates to the registration of 2,500,000 shares of Common Stock that may be issued under the Curtiss-Wright Corporation 2005 Omnibus Long-Term Incentive Plan (the “2005 Plan”). The 2,500,000 shares of Common Stock being registered under this Registration Statement are comprised of: (i) 2,385,000 shares not previously registered and (ii) 115,000 shares previously registered for issuance under the Curtiss-Wright Corporation 1995 Long-Term Incentive Plan (Registration No. 33-65073). None of the shares being registered hereunder relating to the 1995 Plan may be issued under the 1995 Plan; such shares may only be offered and sold under the 2005 Plan. The Registrant terminated the 1995 Plan effective May 19, 2005 with respect to new awards. In accordance therewith, this Registration Statement also constitutes Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 33-65073 removing from registration 115,000 shares of Common Stock registered for issuance under the 1995 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

               The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission (Commission File No. 1-134):

               (a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

               (b) the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

               (c) the Registrant’s Current Reports on Form 8-K dated on the front covers February 1, 2005, March 1, 2005, March 28, 2005, April 7, 2005, May 9, 2005 and May 24, 2005; and

               (d) the description of (i) the Common Stock of the Registrant contained in Amendment No. 1, dated May 24, 2005, to the Registrant’s Registration Statement on Form 8-A, for the registration of the Common Stock pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and (ii) the Preferred Stock Purchase Rights of the Registrant contained in the Amendment No. 2, dated May 24, 2005, to the Registrant’s Registration Statement on Form 8-A, for the registration of the Registrant’s Preferred Stock Purchase Rights pursuant to Section 12(b) of the Exchange Act, and any updates of such descriptions contained in any registration statement, report or amendment thereto of the Registrant hereafter filed under the Exchange Act.

               In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.

Item 4.     Description of Securities.

               Not applicable.

Item 5.     Interests of Named Experts and Counsel.

               The legality of the securities registered hereby has been passed upon by Paul J. Ferdenzi, Esq., Associate General Counsel and Assistant Secretary of the Registrant. Mr. Ferdenzi is paid a salary and a bonus by the Registrant, is eligible to participate in the 2005 Plan and participates in certain other of the Registrant’s employee benefit plans.

Item 6.     Indemnification of Directors and Officers.

               As permitted by the provisions for indemnification of directors and officers in the General Corporation Law of the State of Delaware, the Registrant’s jurisdiction of incorporation, the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of directors and officers for all expenses, liabilities and loss to the fullest extent permitted by the Delaware General Corporation Law, including without limitation attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement incurred or suffered by such persons, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

               The Registrant has policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933.

Item 7.     Exemption from Registration Claimed.

               None.

Item 8.     Exhibits.

               The index to exhibits appears on the page immediately following the signature pages of this Registration Statement.

Item 9.    Undertakings.

                (1) The undersigned Registrant hereby undertakes

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Statement or any material change to such information in this Registration Statement.

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey, on July 11, 2005.

CURTISS-WRIGHT CORPORATION

By:	/s/ Martin R. Benante
Martin R. Benante
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

                Each person whose signature appears below hereby constitutes Martin R. Benante and Glenn E. Tynan, and each of them singly, his or her true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated Kbelow, any and all amendments to this Registration Statement, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed on July 11, 2005, by the following persons in the capacities indicated:

Signature	Title

/s/ Martin R. Benante	Chairman, Chief Executive Officer and Director
Martin R. Benante	(Principal Executive Officer)

/s/ Glenn E. Tynan	Vice President Finance and
Glenn E. Tynan	Chief Financial Officer
(Principal Financial Officer)

/s/ Kevin McClurg	Controller
Kevin McClurg	(Principal Accounting Officer)

/s/ James B. Busey IV	Director
James B. Busey IV

/s/ S. Marce Fuller	Director
S. Marce Fuller

/s/ David Lasky	Director
David Lasky

/s/ Carl G. Miller	Director
Carl G. Miller

/s/ William B. Mitchell	Director
William B. Mitchell

/s/ John R. Myers	Director
John R. Myers

/s/ William W. Sihler	Director
William W. Sihler

/s/ J. McLain Stewart	Director
J. McLain Stewart

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Rights Agreement, dated as of May 24, 2005, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 8-A/A, dated May 24, 2005, and incorporated herein by reference

5.1	Opinion of Paul J. Ferdenzi, Esq.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Paul J. Ferdenzi, Esq. (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages of this Registration Statement)

99.1	Curtiss-Wright Corporation 2005 Omnibus Long-Term Incentive, filed as Appendix B to the Registrant’s Definitive Proxy Statement for the Registrant’s fiscal year ended December 31, 2004, filed with the Commission on April 5, 2005, and incorporated herein by reference